Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

Resources Connection, Inc.

of

Up to 6,000,000 Shares of Its Common Stock

at a Purchase Price Not Greater than $16.00 per Share

nor Less than $13.50 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 15, 2016, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE, AS MAY BE EXTENDED, THE “EXPIRATION TIME”) OR TERMINATED.

Resources Connection, Inc., a Delaware corporation (the “Company,” “Resources,” “we,” or “us”), invites its stockholders to tender shares of its common stock, $0.01 par value per share (the “Shares”), for purchase by Resources at a price not greater than $16.00 per Share nor less than $13.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this offer to purchase (this “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal”) (together, this Offer to Purchase and the Letter of Transmittal, as they may be amended or supplemented from time to time, constitute the “Offer”).

We are offering to purchase up to 6,000,000 Shares in the Offer, which represents approximately 16.6% of the issued and outstanding Shares as of October 12, 2016. Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $16.00 per Share nor less than $13.50 per Share, that will allow us to purchase up to 6,000,000 Shares or a lower number of Shares depending on the number of Shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). All Shares acquired in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price if more than the number of Shares we seek are properly tendered and not properly withdrawn at the Final Purchase Price.

•	If the maximum of 6,000,000 Shares are tendered in the Offer at the maximum purchase price of $16.00 per Share, the aggregate purchase price will be approximately $96.0 million.

•	If the maximum of 6,000,000 Shares are tendered in the Offer at the minimum purchase price of $13.50 per Share, the aggregate purchase price will be approximately $81.0 million.

•	If less than all of the 6,000,000 Shares we are offering to purchase in the Offer are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn at the Final Purchase Price.

Shares not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Time. We reserve the right, in our sole discretion, to change the per Share purchase price range, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer (approximately 722,000 Shares, based on 36,101,867 Shares outstanding on October 12, 2016). See Section 1.

The Offer is not conditioned on obtaining financing or on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

The Shares are listed and traded on the NASDAQ Global Select Market (the “NASDAQ”) under the symbol “RECN.” On October 14, 2016, the last full trading day prior to the announcement of the Offer, the last reported sale price of the Shares was $13.10 per Share. On October 17, 2016, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $13.06 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

Our board of directors (the “Board of Directors”) has approved the Offer. However, neither we nor any member of our Board of Directors; Lazard Frères & Co. LLC, the dealer manager for the Offer (the “Dealer Manager”); Georgeson LLC, the information agent for the Offer (the “Information Agent”); or American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”) makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should consult your financial and tax advisors, and read carefully and evaluate the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Although our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders, our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the equity ownership of our directors and executive officers will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer. We do not presently know whether our affiliates intend to tender their Shares in the Offer. See Section 11.

Neither the U.S. Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal or other related materials, you should contact the Information Agent.

The Dealer Manager for the Offer is:

October 18, 2016

IMPORTANT

If you want to tender all or a portion of your Shares, you must do one of the following before the Offer expires at 12:00 midnight, New York City time, on Tuesday, November 15, 2016 (unless the Offer is extended):

•	If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you.

•	If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer.

•	If you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3.

•	If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Time in order to have time for such exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

•	If you are a holder of vested restricted stock awards and the underlying Shares are issued to you prior to the Expiration Time, you may tender those Shares in the Offer, subject to the terms and conditions of the Offer.

If you want to tender your Shares but your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer.” If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $13.50 per Share. You should understand that this election may lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of $13.50 per Share.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction within the United States where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. You should not rely on any recommendation, or any such representation or information, as having been authorized by us, any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary.

SUMMARY TERM SHEET

We are providing this summary for your convenience. It highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?

The issuer of the Shares, Resources Connection, Inc., a Delaware corporation (the “Company,” “Resources,” “we,” or “us”), is offering to purchase the Shares. See Section 1.

What is Resources offering to purchase?

We are offering to purchase up to 6,000,000 Shares, which represents approximately 16.6% of the issued and outstanding Shares as of October 12, 2016. See Section 1.

What is the purpose of the Offer?

We believe that the Offer is a prudent use of our financial resources and provides an efficient way of returning capital to stockholders while providing long-term stockholder value.

We believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares more rapidly than would be possible through open market purchases, and thereby receive a return of some or all of their investment if they so elect. We believe that the Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company at no additional cost to them. See Section 2.

The Offer also provides our stockholders with an efficient way to sell their Shares without incurring broker’s fees or commissions associated with open market sales. However, stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary. Furthermore, “odd lot holders” who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Section 1 and Section 2.

What will happen to our existing repurchase program?

In July 2015, our Board of Directors approved a stock repurchase program (the “July 2015 Repurchase Program”) authorizing the repurchase, at the discretion of the Company’s senior executives, of Shares for an aggregate dollar limit not to exceed $150 million. Subject to the aggregate dollar limit, the July 2015 Repurchase Program does not have an expiration date. Repurchases under the July 2015 Repurchase Program may take place in the open market or in privately negotiated transactions and may be made pursuant to a Rule 10b5-1 plan. As of August 27, 2016, approximately $132.9 million remained available for future repurchases of Shares under the July 2015 Repurchase Program. The Board authorized the Offer separately from the July 2015 Repurchase Program and, as a result, the July 2015 Repurchase Program will remain in effect with any future repurchases thereunder to be made in accordance with its terms and applicable law.

Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Time, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following the completion or termination of the Offer, and after the required waiting period, we may, from time to time, make additional repurchases of Shares, either in the open market, through public or privately negotiated transactions, in additional tender offers, or otherwise, in accordance with applicable law. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. The amount and timing of any repurchases under the July 2015 Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our Shares, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the July 2015 Repurchase Program will be made or that such repurchases would enhance the value of our Shares.

How many Shares will Resources purchase in the Offer?

We will purchase up to 6,000,000 Shares in the Offer (representing approximately 16.6% of our outstanding Shares as of October 12, 2016) or, if fewer Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn.

•	If the maximum of 6,000,000 Shares are tendered in the Offer at the maximum purchase price of $16.00 per Share, the aggregate purchase price will be approximately $96.0 million.

•	If the maximum of 6,000,000 Shares are tendered in the Offer at the minimum purchase price of $13.50 per Share, the aggregate purchase price will be approximately $81.0 million.

•	If less than all of the 6,000,000 Shares we are offering to purchase in the Offer are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn at the Final Purchase Price.

If more than 6,000,000 Shares are properly tendered and not properly withdrawn at the Final Purchase Price, we will purchase all Shares tendered at or below the Final Purchase Price on a pro rata basis, except for “odd lots” (of less than 100 Shares), which we will purchase on a priority basis. We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on any minimum number of Shares being tendered but is subject to certain other conditions. See Section 7.

In accordance with the rules of the SEC, we may increase the number of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

What will the purchase price for the Shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction,” which allows you to select the price (in increments of $0.10), within a price range specified by us, at which you are willing to sell your Shares. The price range for the Offer is $13.50 to $16.00 per Share. We will select the lowest purchase price, not greater than $16.00 per Share nor less than $13.50 per Share, that will allow us to purchase up to 6,000,000 Shares or a lower number of Shares depending on the number of Shares properly tendered and not properly withdrawn. We will purchase all Shares properly tendered and not properly withdrawn from the Offer at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Shares tendered at a price above the Final Purchase Price.

If you wish to maximize the chance that we will purchase your Shares, you should check the box in the section captioned “Shares Tendered At Price Determined Under The Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered,” indicating that you will accept the Final Purchase Price. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Shares being purchased at the minimum price of $13.50 per Share.

If we purchase your Shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Time. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1, Section 3 and Section 5.

How will Resources pay for the Shares?

If 6,000,000 Shares are tendered in the Offer at the maximum purchase price of $16.00 per Share, we expect the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, to be approximately $97.1 million. The Offer is not conditioned upon the receipt of financing. As of August 27, 2016, we had approximately $92.9 million in cash and cash equivalents and up to $120.0 million available for borrowing under a credit agreement (consisting of a (i) $90,000,000 revolving facility, which includes a $5,000,000 sublimit for the issuance of standby letters of credit, and (ii) a $30,000,000 reducing revolving facility, any amounts of which may not be reborrowed after being repaid), entered into on October 17, 2016 by and among Resources, Resources Connection LLC, a Delaware limited liability company, certain domestic subsidiaries of Resources party thereto, as guarantors, and Bank of America, N.A., as lender (the “Credit Agreement”). We will use up to $50 million of cash and cash equivalents on hand to purchase Shares in the Offer and to pay all related fees and expenses and will fund any remaining purchase of Shares in the Offer using funds borrowed under the Credit Agreement. See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire on Tuesday, November 15, at 12:00 midnight New York City time, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 15. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer and we urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we may delay the acceptance of any Shares that have been tendered. See Section 15. We can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if Resources extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Time, including:

•	no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States shall have occurred;

•	no commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States nor any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof, shall have occurred;

•	no decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase shall have occurred;

•	other than the occurrence or results of the United States election on November 8, 2016, no change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Resources and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us, shall have occurred;

•	no change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, permits, permit applications, results of operations or prospects of Resources or any of our subsidiaries or affiliates that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Resources and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us shall have occurred;

•	no tender or exchange offer for any or all of our issued and outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

•	we shall not have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5%

of our issued and outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before the date hereof), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our issued and outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; and

•	we shall not have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the NASDAQ or (3) eligible for deregistration under the Exchange Act.

For a more detailed discussion of these and other conditions of the Offer, please see Section 7.

How do I tender my Shares?

If you want to tender all or a portion of your Shares, you must do one of the following before 12:00 midnight, New York City time, on Tuesday, November 15, 2016, or any later time and date to which the Offer may be extended:

•	If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you.

•	If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase.

•	If you are an institution participating in the Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3.

•	If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Time in order to have time for such exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

•	If you are a holder of vested restricted stock awards and the underlying Shares are issued to you prior to the Expiration Time, you may tender those Shares in the Offer, subject to the terms and conditions of the Offer.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction within the United States where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

If you want to tender your Shares but your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered at any time before 12:00 midnight, New York City time, on Tuesday, November 15, 2016, unless we extend the Offer, in which case you may withdraw your Shares until the Expiration Time, as extended. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after 12:00 midnight, New York City time, on Wednesday, December 14, 2016. See Section 4.

How do I withdraw Shares I previously tendered?

To properly withdraw Shares previously tendered, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of its addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will you purchase the tendered Shares?

We will purchase Shares on the following basis:

•	first, we will purchase all Shares properly tendered at or below the Final Purchase Price by any odd lot holder (holders of “odd lots” of less than 100 Shares);

•	second, after the purchase of all of the Shares properly tendered at or below the Final Purchase Price and not properly withdrawn by odd lot holders, we will purchase all other Shares properly tendered at or below the Final Purchase Price on a pro rata basis (excluding Shares subject to conditional tenders for which the condition was not initially satisfied) with appropriate adjustment to avoid purchases of fractional Shares; and

•	third, only if necessary to permit us to purchase 6,000,000 Shares (or such greater number of Shares as we may elect, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price and not properly withdrawn, by random lot, to the extent feasible. To be eligible for their Shares to be purchased by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

Therefore, it is possible that we will not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1.

What does the Board of Directors think of the Offer?

Our Board of Directors has approved the Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer. See Section 2. You should discuss whether to tender your Shares with your broker or other financial or tax advisors.

Will Resources’ directors, executive officers and affiliates tender Shares in the Offer?

Although our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders, our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the equity ownership of our directors and executive officers will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Final Purchase Price to be paid to our stockholders in the Offer. We do not presently know whether our affiliates intend to tender their Shares in the Offer. See Section 11.

If I decide not to tender, how will the Offer affect my Shares?

Stockholders who decide not to tender their Shares will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. See Section 2.

Following the Offer, will Resources continue as a public company?

Yes. We believe that the Shares will continue to be authorized for trading on the NASDAQ and that we will continue to be subject to the reporting requirements of the Exchange Act. See Section 2.

When and how will Resources pay me for the Shares I tender?

We will pay the Final Purchase Price net to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Time. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Time. Promptly after determining the final results of any proration or the Final Purchase Price, we will announce the Final Purchase Price and begin paying for tendered Shares. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly thereafter. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

If you are a holder of vested stock options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Time in order to have time for such exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. We urge each stockholder to consult with his or her financial or tax advisor with respect to the advisability of exercising any vested stock options and tendering any Shares issued upon such exercise.

Restricted stock awards cannot be tendered in the Offer. To the extent that your restricted stock awards vest and the underlying Shares are issued to you prior to the Expiration Time, you will be entitled to tender those Shares in the Offer, subject to the terms and conditions of the Offer.

Shares that you acquired under our Employee Stock Purchase Plan may be tendered in the Offer, subject to the terms and conditions of the applicable plan and subject to the terms and conditions of the Offer. See the Introduction and Section 3.

What is the recent market price of my Shares?

On October 14, 2016, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares on the NASDAQ was $13.10 per Share. On October 17, 2016, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $13.06 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs will apply. See Section 3 and Section 16.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What are the United States federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 14), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. Non-U.S. Holders (as defined in Section 14) may be subject to income or withholding taxes upon the disposition of Shares pursuant to the Offer. The Depositary will withhold 30% of the gross proceeds payable to a Non-U.S. Holder unless the holder provides the Depositary with (i) a properly executed IRS Form W-8BEN (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable treaty or (ii) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with Non-U.S. Holder’s conduct of a trade or business in the United States. Non-U.S. Holders may be eligible for a refund of amounts withheld to the extent consideration received is in respect of a sale or exchange of Shares or is otherwise not subject to withholding tax. Please see Section 14 for a more detailed summary on the tax treatment of the Offer to U.S. and Non-U.S. Holders. As described in Section 14, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase, and therefore, will be relevant to a stockholder’s decision whether to tender Shares. Accordingly, all stockholders are urged to consult their tax advisors regarding the United States federal income tax consequences of participating in the Offer.

Who should I contact with questions about the Offer?

The Information Agent and the Dealer Manager can help answer your questions. The Information Agent is Georgeson LLC and the Dealer Manager is Lazard Frères & Co. LLC. Their contact information is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains certain “forward-looking statements.” These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should,” or “will” or the negative of these terms or other comparable terminology. Additionally, statements concerning future matters such as our expected liquidity, the ability of the Company to commence and complete the Offer, the price at which the Company purchases common stock pursuant to the Offer or otherwise, the number of Shares it is able to purchase pursuant to the Offer or otherwise, the ability of the Company to achieve the benefits contemplated by the Offer and other statements regarding matters that are not historical are forward-looking statements. These statements, and all phases of our operations, are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. You are urged to carefully review the disclosures we make concerning risks, uncertainties and other factors that may affect our business or operating results, including those identified in Item 1A—Risk Factors in our Annual Report on Form 10-K for the year ended May 28, 2016 (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. These cautionary statements apply to all forward-looking statements wherever they appear in this Offer to Purchase.

Forward-looking statements are based on certain assumptions and analysis made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate under the circumstances. While these statements represent our judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. All forward-looking statements in this Offer to Purchase are made as of the date hereof, based on information available to us as of the date hereof, and subsequent facts or circumstances may contradict, obviate, undermine, or otherwise fail to support or substantiate such statements. We caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this Offer to Purchase. Certain information included in this Offer to Purchase may supersede or supplement forward-looking statements in our other reports filed with the SEC. We assume no obligation to update any forward-looking statement to conform such statements to actual results or to changes in our expectations, except as required by applicable law or regulation.

INTRODUCTION

To the holders of our common stock:

We invite our stockholders to tender shares of our common stock, $0.01 par value per share, for purchase by us at a price not greater than $16.00 per Share nor less than $13.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal, which together, as they may be amended or supplemented from time to time, constitute the Offer.

The Offer will expire on Tuesday, November 15, 2016, at 12:00 midnight, New York City time, unless the Offer is extended (such time and date, as may be extended, the “Expiration Time”) or terminated.

We are offering to purchase up to 6,000,000 Shares in the Offer, which represents approximately 16.6% of the issued and outstanding Shares as of October 12, 2016. Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $16.00 per Share nor less than $13.50 per Share, that will allow us to purchase up to 6,000,000 Shares or a lower number of Shares depending on the number of Shares properly tendered and not properly withdrawn. We refer to the price we will select as the Final Purchase Price. We will acquire all Shares properly tendered and not properly withdrawn from the Offer at the Final Purchase Price, on the terms and subject to the conditions of the Offer, including proration provisions.

We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the odd lot priority, proration (if more than the number of Shares we seek are properly tendered and not properly withdrawn at the Final Purchase Price) and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price. If less than 6,000,000 Shares are properly tendered and not properly withdrawn at the Final Purchase Price, we will buy all Shares properly tendered and not properly withdrawn. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly after the Expiration Time. See Section 1.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares sought in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer (approximately 722,000 Shares, based on 36,101,867 Shares outstanding on October 12, 2016). See Section 1.

If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Time in order to have time for such exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

If you are a holder of vested restricted stock awards and the underlying Shares are issued to you prior to the Expiration Time, you may tender those Shares in the Offer, subject to the terms and conditions of the Offer. See Section 3.

If you want to tender your Shares but your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

The Board of Directors has approved the Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should consult your financial and tax advisors, and read carefully and evaluate the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer.

We will pay all fees and expenses incurred in connection with the Offer by the Dealer Manager, the Information Agent and the Depositary. See Section 16.

•	If the maximum of 6,000,000 Shares are tendered in the Offer at the maximum purchase price of $16.00 per Share, the aggregate purchase price will be approximately $96.0 million.

•	If the maximum of 6,000,000 Shares are tendered in the Offer at the minimum purchase price of $13.50 per Share, the aggregate purchase price will be approximately $81.0 million.

•	If less than all of the 6,000,000 Shares we are offering to purchase in the Offer are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn at the Final Purchase Price.

The Shares are listed and traded on the NASDAQ under the symbol “RECN.” On October 14, 2016, the last full trading day prior to the announcement of the Offer, the last reported sale price of the Shares was $13.10 per Share. On October 17, 2016, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $13.06 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 and Section 11.

Our principal executive offices are located at 17101 Armstrong Avenue, Irvine, California 92614 and our phone number is (714) 430-6400.

THE OFFER

1.	Number of Shares; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 6,000,000 Shares or, if fewer Shares are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Time, all Shares that are properly tendered and not properly withdrawn, at a price not greater than $16.00 per Share nor less than $13.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. We refer to such purchase price as the Final Purchase Price. If less than all of the 6,000,000 Shares we are offering to purchase in the Offer are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn at the Final Purchase Price.

The term “Expiration Time” means 12:00 midnight, New York City time, on Tuesday, November 15, 2016, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must either:

1) specify that they are willing to sell their Shares to us at the Final Purchase Price (which could result in the tendering stockholder receiving a purchase price per Share as low as $13.50), or

2) specify the price or prices, not greater than $16.00 per Share nor less than $13.50 per Share, at which they are willing to sell their Shares to us under the Offer. Prices may be specified in increments of $0.10.

Promptly following the Expiration Time, we will determine the Final Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $16.00 per Share nor less than $13.50 per Share, that will allow us to purchase up to 6,000,000 Shares or a lower number of Shares depending on the number of Shares properly tendered and not properly withdrawn. All Shares tendered in the Offer and accepted for purchase by us will be purchased at the Final Purchase Price.

If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $13.50 per Share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of $13.50 per Share.

We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Time. Promptly after determining the final results of any proration or the Final Purchase Price, we will announce the Final Purchase Price and begin paying for tendered Shares. We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the odd lot priority, proration and conditional tender provisions of the Offer, we may not purchase all of the Shares tendered at or below the Final Purchase Price if more than 6,000,000 Shares are properly tendered and not properly withdrawn at the Final Purchase Price. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense, promptly following the Expiration Time.

By following the instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Stockholders can also specify the order in which the specified portions of their Shares will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range, subject to applicable law. We may increase the number of Shares sought in the Offer to an amount greater than 6,000,000, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer (approximately 722,000 Shares, based on 36,101,867 Shares outstanding on October 12, 2016). However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer in compliance with applicable law. See Section 15.

In the event that the Offer is oversubscribed, as described below, Shares tendered at or below the Final Purchase Price prior to the Expiration Time will be subject to proration, except for odd lots. The withdrawal rights also expire at the Expiration Time.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

Priority of Purchases. On the terms and subject to the conditions of the Offer, if more than 6,000,000 Shares (or such greater number of Shares as we may elect, subject to applicable law) have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Time, we will purchase properly tendered Shares on the basis set forth below:

•	first, we will purchase all Shares properly tendered and not properly withdrawn by any odd lot holder, as described below, who:

•	tenders all Shares owned beneficially or of record by such odd lot holder at a price at or below the Final Purchase Price (tenders of less than all of the Shares owned by such odd lot holder will not qualify for this preference); and

•	completes the section captioned “Odd Lots” in the Letter of Transmittal;

•	second, after the purchase of all of the Shares properly tendered at or below the Final Purchase Price and not properly withdrawn by odd lot holders, we will purchase all other Shares properly tendered at or below the Final Purchase Price and not properly withdrawn on a pro rata basis (excluding Shares subject to conditional tenders for which the condition was not initially satisfied) with appropriate adjustment to avoid purchases of fractional Shares; and

•	third, only if necessary to permit us to purchase 6,000,000 Shares (or such greater number of Shares as we may elect, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price and not properly withdrawn, by random lot, to the extent feasible. To be eligible for their Shares to be purchased by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though such Shares were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase more than 6,000,000 Shares, subject to applicable law. If we do so, the preceding provisions will apply to the greater amount.

Odd Lots. For purposes of the Offer, the term “odd lots” means all Shares properly tendered at prices at or below the Final Purchase Price held by a stockholder who owns beneficially or of record an aggregate of fewer than 100 Shares, which we refer to as an “odd lot holder,” and so certifies in the appropriate place on the Letter of Transmittal, and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all Shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an odd lot holder who holds Shares in his or her name and tenders his or her Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any odd lot holder wishing to tender all of such odd lot holder’s Shares pursuant to the Offer should complete the section captioned “Odd Lots” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Time. Proration for each stockholder tendering Shares, other than odd lot holders, will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the Final Purchase Price (excluding Shares subject to conditional tenders for which the condition was not initially satisfied). The preliminary results of any proration will be announced by press release on the business day following the Expiration Time. After the Expiration Time, stockholders may obtain any preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, will be relevant to a stockholder’s decision whether to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. The Board of Directors believes that the Offer is a prudent use of our financial resources and provides an efficient way of returning capital to stockholders while providing long-term stockholder value.

In addition, the Board of Directors believes that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares more rapidly than would be possible through open market purchases, and thereby receive a return of some or all of their investment if they so elect. We believe that the Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us at no additional cost to them.

The Offer also provides our stockholders with an efficient way to sell their Shares without incurring broker’s fees or commissions associated with open market sales. However, stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary. Furthermore, “odd lot holders” who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Section 1.

In considering the Offer, the Board of Directors took into account the expected financial impact of the Offer, and concluded that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. The Board of Directors considered various additional factors and information before approving the Offer, including, without limitation, other possible methods of repurchasing the Shares, including in the open market through the July 2015 Repurchase Program or through a fixed price tender offer for the Shares, recent trends in the market regarding modified “Dutch auction” tender offers, trends in the equity market generally, stockholder input, and historical trading performance of our Shares, of the stock of comparable public companies and of related market indices.

The Offer is separate from, and not a part of, the July 2015 Repurchase Program. Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Time, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following the completion or termination of the Offer, and after the required waiting period, we may, from time to time, make additional repurchases of Shares, either in the open market, through public or privately negotiated transactions, in additional tender offers, or otherwise, in accordance with applicable law. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. The amount and timing of any repurchases under the July 2015 Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our Shares, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the July 2015 Repurchase Program will be made or that such repurchases would enhance the value of our Shares.

Although our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders, our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the equity ownership of our directors and executive officers will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Final Purchase Price to be paid to our stockholders in the Offer. We do not presently know whether our affiliates intend to tender their Shares in the Offer.

For example, if the Offer is fully subscribed at 6,000,000 Shares, the ownership percentage of our directors and executive officers as a group will increase from approximately 8.6% to approximately 10.3% of the then-issued and outstanding Shares immediately following completion of the Offer. In the event that we increase the number of Shares accepted for payment in the Offer by 2% of the number of our issued and outstanding Shares and the Offer is fully subscribed, the ownership percentage of our directors and executive officers as a group will increase to approximately 10.5% of the then-issued and outstanding Shares immediately following completion of the Offer. See Section 11.

After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Final Purchase Price to be paid to our stockholders in the Offer.

Certain Effects of the Offer. Stockholders who decide not to tender their Shares will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. These stockholders will also continue to bear the risks associated with owning the Shares, including risks resulting from our purchase of

Shares in the Offer. Stockholders may be able to sell non-tendered Shares in the future on the NASDAQ or otherwise, at a net price significantly higher or lower than the Final Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon the NASDAQ’s published guidelines, we do not believe that our purchase of Shares in the Offer will cause our remaining outstanding Shares to be delisted from the NASDAQ. We also believe that our purchase of Shares in the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

The Board of Directors has approved the Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should consult your financial and tax advisors, and read carefully and evaluate the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer.

Shares we acquire pursuant to the Offer will be held in treasury until otherwise directed by the Board of Directors.

Except as disclosed or incorporated by reference in this Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets that is material to us and our subsidiaries, taken as a whole;

•	any material change in our present divided rate or policy, indebtedness or capitalization;

•	other than in connection with the appointment of a new Chief Executive Officer or entry into a consulting agreement with our former Chief Executive Officer, Mr. Cherbak, any change in our present Board of Directors or management, including, without limitation, any plans or proposals to change the number or the term of directors (although we may fill any future vacancies on the Board of Directors), or to change any material term of the employment contract of any executive officer;

•	any material change in our corporate structure or business (although we may reorganize our operations);

•	any class of our equity securities becoming delisted from the NASDAQ or becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities, other than purchases pursuant to our stock-based incentive plans; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Although we may not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, New York City time, on Tuesday, November 15, 2016 by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering stockholder must, prior to the Expiration Time, comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares under the Offer must complete the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” by either (1) checking the box in the section entitled “Shares Tendered At Price Determined Under The Offer” or (2) checking one of the boxes in the section captioned “Shares Tendered At Price Determined By Stockholder,” indicating the price at which Shares are being tendered.

Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that we will purchase their Shares, they should check the box in the section captioned “Shares Tendered At Price Determined Under The Offer” in the Letter of Transmittal under the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered.” Note that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Shares being purchased at the minimum price of $13.50 per Share. If tendering stockholders wish to indicate a specific price (in increments of $0.10) at which their Shares are being tendered, they must check the appropriate box in the section captioned “Shares Tendered At Price Determined By Stockholder” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price. In addition, odd lot holders who tender all of their Shares must complete the section captioned “Odd Lots” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

Stockholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section captioned “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. Stockholders should consult their financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 14.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed the section captioned “Special Issuance Instructions” in the Letter of Transmittal; or

•	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	either of:

•	certificates for the Shares, or

•	a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below; and

•	either of:

•	a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or

•	an Agent’s Message in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including deliveries of a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility. Any documents delivered to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and the Shares to which such documents relate will not be deemed to be properly tendered.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Time, or the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Time. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery. If a stockholder desires to tender Shares in the Offer and the stockholder’s Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the Shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by mail, overnight courier or facsimile transmission, prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Resources has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•	the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase.

Procedures for Stock Options. We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise into the Offer. Options must be exercised sufficiently in advance of the Expiration Time in order to have time for such exercise to settle before the Shares received upon exercise of the options may be timely tendered by their holders in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

Restricted Stock. Restricted stock awards cannot be tendered in the Offer. To the extent that your restricted stock awards vest and the underlying Shares are issued to you prior to the Expiration Time, you will be entitled to tender those Shares in the Offer, subject to the terms and conditions of the Offer.

Shares Acquired under Company Plans. Shares that you acquired under our Employee Stock Purchase Plan may be tendered in the Offer, subject to the terms and conditions of the applicable plan and subject to the terms and conditions of the Offer.

Return of Unpurchased Shares. If any tendered Shares are not purchased in the Offer or are properly withdrawn before the Expiration Time, or if less than all Shares evidenced by a stockholder’s certificate(s) are tendered, we will return certificates for unpurchased Shares promptly after the expiration or termination of the Offer or proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Determination of Validity. Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Time, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of Resources, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, and none the foregoing will incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering:

(1)	has a “net long position,” within the meaning of Exchange Act Rule 14e-4, equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise; and

(2)	will deliver or cause to be delivered the Shares in accordance with the terms of the Offer (Exchange Act Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person).

A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that:

(1)	the stockholder has a “net long position,” within the meaning of Exchange Act Rule 14e-4, in the Shares or equivalent securities at least equal to the Shares being tendered; and

(2)	the tender of Shares complies with Exchange Act Rule 14e-4.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost, Destroyed or Stolen Certificates. Stockholders whose certificates for all or any portion of their Shares have been lost, destroyed or stolen may contact American Stock Transfer & Trust Company, LLC, the Depositary and transfer agent for the Shares, at one of its addresses set forth on the back cover of this Offer to Purchase or at the toll free number (877) 248-6417 for instructions to obtain a replacement certificate. To tender such Shares in the Offer, the replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and any Shares to which they relate will not be deemed to be properly tendered.

Backup Withholding. Under the United States federal income tax laws, payments to a tendering stockholder or other payee who is a U.S. Holder (as defined in Section 14) may be subject to “backup withholding” at the applicable statutory rate (currently 28%), unless a tendering stockholder or other payee:

•	provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and any other required information and certifies under penalties of perjury, among other things, that the taxpayer identification number is correct; or

•	is an exempt recipient and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (the “IRS”). To prevent backup withholding on cash payable under the Offer, each U.S. Holder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. Certain “exempt recipients” (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 14)) are not subject to U.S. federal backup withholding tax. In order for a Non-U.S. Holder to qualify as an exempt recipient and avoid backup withholding, such Non-U.S. Holders must complete and sign the appropriate IRS Form W-8, a copy of which may be obtained from the Depositary or at www.irs.gov. See Section 14 and Instruction 10 to the Letter of Transmittal.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

United States Federal Withholding Tax on Payments to Non-U.S. Holders. Non-U.S. Holders may be subject to a 30% United States federal withholding tax on payments received pursuant to the Offer. As described in Section 14, a sale of Shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular stockholder’s facts and circumstances. The Depositary generally will treat payments made to Non-U.S. Holders pursuant to the Offer as taxable dividends. Accordingly, in compliance with United States federal income tax laws, the Depositary will withhold 30% of the gross proceeds payable to a Non-U.S. Holder unless the holder provides the Depositary with (i) a properly executed IRS Form W-8BEN (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty or (ii) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if its sale of Shares pursuant to the Offer satisfies the requirements for sale or exchange treatment described in Section 14 or the Non-U.S. Holder is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

For a more complete discussion of U.S. federal income tax consequences to tendering stockholders, see “Section 14 – Certain United States Federal Income Tax Consequences.”

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time and, unless we have accepted tendered Shares for payment in the Offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on Wednesday, December 14, 2016.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn, and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and none of the foregoing will incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Time by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5.	Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will:

•	determine the Final Purchase Price, taking into account the number of Shares so tendered and the prices specified by tendering stockholders; and

•	subject to certain applicable law, decide whether to accept for payment and pay the Final Purchase Price for (and thereby purchase) up to an additional 2% of our outstanding Shares (approximately 722,000 Shares, based on 36,101,867 Shares outstanding on October 12, 2016) in accordance with the terms and conditions of the Offer. In exercising this right, we may increase the purchase price to allow us to purchase all such additional Shares.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the odd lot priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

On the terms and subject to the conditions of the Offer, promptly after the Expiration Time, we will accept for purchase and pay a single per Share purchase price for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Time. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned to the tendering stockholder, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Final Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

6.	Conditional Tender of Shares.

Subject to the exception for odd lot holders, in the event that the Offer is oversubscribed, Shares tendered at or below the Final Purchase Price prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section captioned “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her financial or tax advisor with respect to the advisability of making a conditional tender.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Offer expires, if more than 6,000,000 Shares (or such greater number of Shares as we may elect, subject to applicable law) are properly tendered and not properly withdrawn at the Final Purchase Price, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned to the tendering stockholder at our expense promptly after the Expiration Time. After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary.

If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below 6,000,000 Shares (or such greater number of Shares as we may elect, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 6,000,000 Shares (or such greater number of Shares as we may elect, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible to have their Shares purchased by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares in the Offer, and so indicated by checking the appropriate box in the Letter of Transmittal.

7.	Conditions of the Offer.

The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if any time on or after the commencement of the Offer and prior to the Expiration Time any of the following events have occurred that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (excluding any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

•

any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, or we shall have received notice of any of the foregoing that directly or indirectly:

•	challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•	seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder; or

•	is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	there shall have occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;

•	the commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof;

•	any decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase;

•	any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Resources and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

•	any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Resources or any of our subsidiaries or affiliates that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Resources and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of our issued and outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

•	we shall have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before the date hereof), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our issued and outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

•	we shall have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the NASDAQ or (3) eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in a subsequent judicial proceeding if Resources’ determinations are challenged by stockholders.

8.	Price Range of Shares; Dividends.

The Shares are listed and traded on the NASDAQ under the trading symbol “RECN.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Shares on the NASDAQ.

	Price Range of Common Stock
	High	Low
Fiscal 2017
First Quarter	$15.93	$13.79
Second Quarter (through October 17, 2016)	15.38	12.41
Fiscal 2016
First Quarter	$17.12	$14.37
Second Quarter	18.45	14.65
Third Quarter	18.71	13.37
Fourth Quarter	15.72	12.30
Fiscal 2015
First Quarter	$15.98	$11.84
Second Quarter	15.99	12.60
Third Quarter	18.54	14.92
Fourth Quarter	18.04	15.49

The Board of Directors has established a quarterly dividend on the Shares, subject to quarterly approval by the Board of Directors. Pursuant to declaration and approval by the Board of Directors, we declared a dividend of $0.11 per Share with respect to the first quarter of fiscal 2017, $0.10 per Share with respect to each quarter in fiscal 2016 and $0.08 per Share with respect to each quarter in fiscal 2015. Continuation of the quarterly dividend will be at the discretion of the Board of Directors and will depend upon our financial condition, results of operations, capital requirements, general business condition, contractual restrictions contained in our current or future credit agreements and other agreements, and other factors deemed relevant by the Board of Directors.

On October 14, 2016, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares on the NASDAQ was $13.10 per Share. On October 17, 2016, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $13.06 per Share. Stockholders are urged to obtain current market quotations for the Shares.

9.	Source and Amount of Funds.

If 6,000,000 Shares are tendered in the Offer at the maximum purchase price of $16.00 per Share, we expect the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, to be approximately $97.1 million. We intend to use up to $50 million of cash and cash equivalents on hand to purchase Shares in the Offer and to pay all related fees and expenses and will fund any remaining purchase of Shares in the Offer using funds borrowed under the Credit Agreement.

On October 17, 2016, Resources, Resources Connection LLC and their domestic subsidiaries entered into the Credit Agreement with Bank of America, N.A. The Credit Agreement provides for a $120.0 million secured revolving loan, consisting of a (i) $90,000,000 revolving facility, which includes a $5,000,000 sublimit for the issuance of standby letters of credit, and (ii) a $30,000,000 reducing revolving facility, any amounts of which may not be reborrowed after being repaid. The proceeds of the revolving facilities under the Credit Agreement may be used to fund Resources’ working capital, refinance certain indebtedness, fund potential acquisitions and finance the purchase by Resources of the Shares. The revolving facilities under the Credit Agreement are scheduled to mature on October 17, 2021.

The obligations under the Credit Agreement are secured by substantially all assets of the Resources, Resources Connection LLC and their domestic subsidiaries pursuant to that certain Security and Pledge Agreement, dated October 17, 2016.

As of October 17, 2016, there were no borrowings outstanding under the Credit Agreement. Borrowings under the Credit Agreement will bear interest at a rate per annum of either, at Resources’ election, (i) LIBO Rate (as defined in the Credit Agreement) plus a margin of 1.25% or 1.50% or (ii) the Base Rate (as defined in the Credit Agreement), plus a margin of 0.25% or 0.50%, with the applicable margin depending on Resources’ consolidated leverage ratio. Resources is also obligated to pay other customary facility fees for a credit facility of this size and type.

The Credit Agreement contains customary covenants, including covenants that limit or restrict Resources’ and its subsidiaries’ ability to incur liens, incur indebtedness, make certain restricted payments, merge or consolidate and make dispositions of assets. Upon the occurrence of an event of default under the Credit Agreement, the lender may cease making loans, terminate the Credit Agreement and declare all amounts outstanding to be immediately due and payable. The Credit Agreement specifies a number of events of default (some of which are subject to applicable grace or cure periods), including, among other things, non-payment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults and material judgment defaults.

There are no current plans or arrangements to finance or repay borrowings under the Credit Agreement once payment for the Shares has been made.

10.	Certain Information Concerning the Company.

Our Business. Resources is a multinational consulting firm that provides consulting and business initiative support services to its global client base in the areas of accounting; finance; governance, risk and compliance management; corporate advisory, strategic communications and restructuring; information management; human capital; supply chain management; and legal and regulatory; its operating entities primarily provide services under the name Resources Global Professionals. We assist our clients with projects requiring specialized expertise in:

•	Finance and accounting services including process transformation and improvement; financial reporting and analysis; technical and operational accounting; merger and acquisition due diligence; audit response; implementation of new accounting standards such as the revenue recognition and lease pronouncements; and remediation support;

•	Information management services including strategy development; program and project management; business and technology integration; data strategy, including data security and privacy; and business performance management (such as core planning and consolidation systems);

•	Corporate advisory, strategic communications and restructuring services;

•	Governance, risk and compliance management services including contract and regulatory compliance efforts under, for example, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes Oxley Act of 2002; Enterprise Risk Management; internal controls management; and operation and information technology audits;

•	Supply chain management services including supply chain strategy development; procurement and supplier management; logistics and materials management; supply chain planning and forecasting; and Unique Device Identification compliance;

•	Human capital services including change management; organization development and effectiveness; and optimization of human resources technology and operations; and

•	Legal and regulatory services with project, secondments or tactical needs including commercial transactions; compliance initiatives; law department operations and business strategy; and litigation support.

Our business model combines the client service orientation and commitment to quality from our legacy as part of a Big Four accounting firm with the entrepreneurial culture of an innovative, dynamic company. We are positioned to take advantage of what we believe are two continuing trends in the outsourced professional services industry: global demand for flexible, outsourced professional services by corporate clients and highly-experienced professionals interested in working in a non-traditional professional services firm. We believe our business model allows us to simultaneously offer challenging yet flexible career opportunities to attract well qualified, experienced professionals and to attract clients with enterprise-wide, global consulting needs.

Our Growth Strategy. Since inception, our growth has been primarily organic rather than via acquisition. We believe that we have significant opportunity for continued organic growth in our core business as the global economy strengthens and economic uncertainties decrease and that, in addition, we can grow opportunistically through strategic acquisitions. In both our core and acquired businesses, key elements of our growth strategy include:

•	Expanding work from existing clients. A principal component of our strategy is to secure additional work from the clients we have served. We believe, based on discussions with our clients, that the amount of revenue we currently receive from many of our clients represents a relatively small percentage of the amount they spend on professional services, and that, consistent with historic industry trends, they may continue to increase the amount they spend on these services as the global economy evolves. We believe that by continuing to deliver high-quality services and by further developing our relationships with our clients, we can capture a significantly larger share of our clients’ expenditures for professional services.

•	Growing our client base. We will continue to focus on attracting new clients. We strive to develop new client relationships primarily by leveraging the significant contact networks of our management and consultants and through referrals from existing clients. We believe we can continue to attract new clients by building our brand name and reputation, supplemented by our global, regional and local marketing efforts. We anticipate that our growth efforts this year will continue to focus on identifying strategic target accounts that tend to be large multinational companies.

•	Expanding geographically. We have expanded geographically to meet the demand for project professional services around the world and currently have offices in 20 countries. We believe, based upon our clients’ requests, that there are future opportunities to promote growth globally. Consequently, we intend to continue to expand our international presence on a strategic and opportunistic basis. We may also add to our existing domestic office network when our existing clients have a need or if there is a new client opportunity.

•	Providing additional professional service offerings. We will continue to develop and consider entry into new professional service offerings. Since our founding, we have diversified our professional service offerings from a primary focus on accounting and finance to other areas in which our clients have significant needs such as human capital; information management; governance, risk and compliance; supply chain management; legal and regulatory services; and corporate advisory, strategic communications and restructuring services. Our considerations when evaluating new professional service offerings include cultural fit, growth potential, profitability, cross-marketing opportunities and competition.

Availability of Reports and Other Information. We are subject to the informational filing requirements of the Exchange Act, which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options and other equity awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

SEC Filings	Date Filed with the SEC
Annual Report on Form 10-K for the fiscal year ended May 28, 2016	August 11, 2016
The portions of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended May 28, 2016	September 16, 2016
Quarterly Report on Form 10-Q for the fiscal quarter ended August 27, 2016	October 6, 2016
Current Reports on Form 8-K	October 5, 2016 (with respect to Item 5.02 only); August 17, 2016 (with respect to Item 5.02 and the corresponding portions of Item 9.01 only); August 2, 2016; and October 17, 2016

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s website at the address described above. Documents incorporated by reference, including any exhibits to those documents, are available from us without charge at our principal executive office located at 17101 Armstrong Avenue, Irvine, California 92614. Our main telephone number is (714) 430-6400. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at http://www.rgp.com. Our website and the information posted on it or connected to it do not form part of the Offer and are not incorporated by reference in this Offer to Purchase.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of October 12, 2016, we had 36,101,867 issued and outstanding Shares. We are offering to purchase up to 6,000,000 Shares, which represents approximately 16.6% of the issued and outstanding Shares as of October 12, 2016.

Although our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders, our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the equity ownership of our directors and executive officers will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Final Purchase Price to be paid to our stockholders in the Offer. We do not presently know whether our affiliates intend to tender their Shares in the Offer.

OWNERSHIP OF SECURITIES

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of October 12, 2016, for:

•	each person known by the Company who beneficially owns more than five percent of the common stock of the Company;

•	each of our directors;

•	each of our executive officers; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all Shares shown as beneficially owned by them. The percentage of beneficial ownership is based on 36,101,867 Shares outstanding as of October 12, 2016.

Director and Named Executive Officers	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**
Donald B. Murray(1)	1,859,054	5.1%
Anthony Cherbak(2)	420,200	*
Kate W. Duchene(3)	322,003	*
Herbert M. Mueller(4)	8,423	*
Tracy Stephens(5)	142,811	*
A. Robert Pisano(6)	70,409	*
Anne Shih(7)	56,702	*
Robert Kistinger(8)	42,132	*
Jolene Sarkis(9)	42,132	*
Neil Dimick(10)	42,132	*
Susan Crawford(11)	44,460	*
Michael Wargotz(12)	42,132	*
Directors and Executive Officers as a group (12 persons)(13)	3,092,590	8.6%

5% Stockholders	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**
BlackRock Fund Advisors(14)	3,690,739	10.0%
Invesco Ltd.(15)	3,652,731	9.8%
Vanguard Group Inc.(16)	2,761,134	7.4%
FMR LLC(17)	2,265,697	6.1%
Dimensional Fund Advisors LP(18)	2,004,423	5.4%

*	Represents less than 1.0%
**

We determine beneficial ownership in accordance with the rules of the SEC. We deem Shares subject to options that are currently exercisable or exercisable within 60 days after October 12, 2016, as outstanding for purposes of computing the share amount and the percentage ownership of the person(s) holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. For those listed in the 5% Stockholders section of the table, we have reflected the percentage ownership as provided in the filing.
(1)	Includes 1,227,804 Shares beneficially owned by Mr. Murray in The Murray Family Trust, Donald B. Murray and Carol E. Murray, Trustees; Murray Family Income Trust, Donald B. Murray and Carol E. Murray, Trustees. Donald B. Murray and Carol E. Murray share voting and investment power over the Shares held in these trusts. Also includes 631,250 Shares of common stock subject to options exercisable within 60 days of October 12, 2016.
(2)	Includes 25,000 Shares beneficially owned by Mr. Cherbak in The Cherbak Family Trust, Anthony C. Cherbak and Debra L. Cherbak Trustees and 1,200 Shares owned by Mr. Cherbak as custodian of a child’s account. Mr. Cherbak has sole voting and investment power over Shares held in these trusts. Also includes 380,500 Shares subject to options exercisable within 60 days of October 12, 2016.
(3)	Includes 244,000 Shares subject to options exercisable within 60 days of October 12, 2016.
(4)	Includes 6,125 Shares subject to options exercisable within 60 days of October 12, 2016.
(5)	Includes 138,650 Shares subject to options exercisable within 60 days of October 12, 2016.
(6)	Includes 10,536 Shares beneficially owned by Mr. Pisano in the Pisano Living Trust, Robert A. Pisano Trustee. Mr. Pisano has sole voting and investment power over Shares held in the trust. Also includes 21,809 Shares subject to options exercisable within 60 days of October 12, 2016.
(7)	Includes 11,570 Shares beneficially owned and jointly held by Ms. Shih and her husband over which they share voting and investment power. Also includes 15,000 Shares subject to options exercisable within 60 days of October 12, 2016.
(8)	Includes 12,000 Shares subject to options exercisable within 60 days of October 12, 2016.
(9)	Includes 12,000 Shares subject to options exercisable within 60 days of October 12, 2016.
(10)	Includes 12,000 Shares subject to options exercisable within 60 days of October 12, 2016.
(11)	Includes 14,328 Shares subject to options exercisable within 60 days of October 12, 2016.
(12)	Includes 12,000 Shares subject to options exercisable within 60 days of October 12, 2016.
(13)	Includes 1,499,662 Shares subject to options exercisable within 60 days of October 12, 2016.
(14)	According to a Schedule 13G/A filed with the SEC on August 9, 2016, by BlackRock, Inc., as of July 31, 2016, BlackRock, Inc. has sole voting power with respect to 3,585,211 Shares and sole dispositive power with respect to 3,690,739 Shares. The subsidiaries of BlackRock, Inc. that hold Shares being reported are listed in the Schedule 13G/A. The address of BlackRock, Inc., as listed in the Schedule 13G/A, is 40 East 52nd Street, New York, NY 10022.
(15)	According to a Schedule 13G/A filed with the SEC on February 8, 2016, by Invesco Ltd., as of December 31, 2015, Invesco Ltd. has sole voting power with respect to 3,644,131 Shares and sole dispositive power with respect to 3,652,731 Shares. The subsidiaries of Invesco Ltd. that hold Shares being reported are listed in the Schedule 13G/A. The address of Invesco Ltd., as listed in the Schedule 13G/A is 1555 Peachtree Street NE, Atlanta, GA 30309.
(16)	According to a Schedule 13G/A filed with the SEC on February 10, 2016, by The Vanguard Group, Inc., as of December 31, 2015, The Vanguard Group, Inc. has sole voting power with respect to 55,840 Shares, shared voting power with respect to 6,500 Shares, sole dispositive power with respect to 2,700,794 Shares and shared dispositive power with respect to 60,340 Shares. The subsidiaries of The Vanguard Group, Inc. that hold Shares being reported are listed in the Schedule 13G/A. The address of The Vanguard Group, Inc., as listed in the Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.
(17)	According to a Schedule 13G filed with the SEC on February 12, 2016, by FMR LLC, as of December 31, 2015, FMR LLC has sole voting power with respect to 156,213 Shares, and sole dispositive power with respect to 2,265,697 Shares. The subsidiaries of FMR LLC that hold Shares being reported are listed in the Schedule 13G. The address of FMR LLC, as listed in the Schedule 13G/A, is 245 Summer Street, Boston, MA 02210.
(18)	According to a Schedule 13G filed with the SEC on February 9, 2016, by Dimensional Fund Advisors LP, as of December 31, 2015, Dimensional Fund Advisors LP has sole voting power with respect to 1,863,848 Shares, and sole dispositive power with respect to 2,004,423 Shares. The address of Dimensional Fund Advisors LP, as listed in the Schedule 13G/A, is Building One, 6300 Bee Cave Road, Austin, TX 78746.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the 60 days prior to October 18, 2016, except as otherwise set forth in this Offer to Purchase and except for (a) purchases made by us under the July 2015 Repurchase Program described below and (b) stock options awarded to Anthony Cherbak and Kate W. Duchene under the Company’s 2014 Plan (defined below).

Share Repurchase Program. In July 2015, our Board of Directors approved a stock repurchase program (the “July 2015 Repurchase Program”) authorizing the repurchase, at the discretion of the Company’s senior executives, of Shares for an aggregate dollar limit not to exceed $150 million. Repurchases under the July 2015 Repurchase Program may take place in the open market or in privately negotiated transactions and may be made pursuant to a Rule 10b5-1 plan. During the three months ended August 27, 2016, the Company purchased approximately 375,000 Shares on the open market at an average price of $15.09 per share, for approximately $5.7 million. As of August 27, 2016, approximately $132.9 million remained available for future repurchases of Shares under the July 2015 Repurchase Program. From August 27, 2016 through October 7, 2016, the Company purchased 68,600 Shares on the open market at an average price of $13.17 per share, for approximately $903,000 million. As of October 17, 2016, approximately $132.0 million remained available for future repurchases of Shares under the July 2015 Repurchase Program.

The Offer is separate from, and not a part of, the July 2015 Repurchase Program. Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Time, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following the completion or termination of the Offer, and after the required waiting period, we may, from time to time, make additional repurchases of Shares, either in the open market, through public or privately negotiated transactions, in additional tender offers, or otherwise, in accordance with applicable law. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. The amount and timing of any repurchases under the July 2015 Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our Shares, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the July 2015 Repurchase Program will be made or that such repurchases would enhance the value of our Shares.

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the 60 days prior to October 18, 2016.

Performance Incentive Plan. The Company maintains the 2014 Performance Incentive Plan (the “2014 Plan”), which was adopted by the Board in September 2014 and approved by the Company’s stockholders in October 2014. The 2014 Plan provides for the award of stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses, other stock-based awards and cash awards. The 2014 Plan will terminate on September 3, 2024, subject to earlier termination by the Board (although awards granted before that time will remain outstanding in accordance with their terms).

As of August 27, 2016, 3.3 million Shares remained available for new award grants under the 2014 Plan. As of August 27, 2014, the only equity awards outstanding under the 2014 Plan were stock options and restricted stock awards.

As of August 27, 2016, stock options to acquire 8,257,376 Shares were outstanding under the 2014 Plan. Most of those stock options are scheduled to vest and become exercisable over a four-year period following the date of grant and terminate 10 years from the date of grant.

As of August 27, 2016, 16,733 Shares were subject to outstanding and unvested restricted stock awards under the 2014 Plan. Vesting of restricted stock awards granted under the 2014 Plan is determined on an individual award basis and, for our non-employee directors, is determined in accordance with our compensation policy for non-employee directors described below.

In general, Shares that are subject to an award under the 2014 Plan that expire or for any other reason are cancelled, terminated or forfeited, or fail to vest, will again be available for new award grants under the 2014 Plan. In general, awards settled in cash do not count against the Shares limits of the 2014 Plan.

Director Equity Compensation. On the first trading day of each calendar year, each member of the Board who is not employed by us or one of our subsidiaries (a “non-employee director”) then in office will automatically be granted an award of restricted Shares under the 2014 Plan with a grant date fair value equal to $100,000. Each new non-employee director who joins the Board is also granted an award of restricted Shares under the 2014 Plan. The grant date fair value of a new non-employee director’s restricted Share award is $100,000, prorated based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director. Directors who own Company stock in excess of ten times the applicable guideline level under the Company’s director stock ownership guidelines are permitted to elect a vested cash payment in lieu of the annual restricted stock award. Restricted stock awards to the Company’s non-employee directors are generally scheduled to vest in equal annual installments over the four-year period following the grant date. Our Board may change the compensation arrangements for our non-employee directors from time to time.

Potential Payments upon Termination or Change in Control. Each of our executive officers has entered into employment agreements that provide for, among other things, the acceleration and immediate vesting of all the executive officer’s then-outstanding stock options and restricted stock awards that remain subject to vesting if the executive officer’s employment is terminated without cause, the executive officer terminates his employment for good reason, or the executive officer’s employment terminates due to the executive’s death or disability. Restricted stock awards granted to our non-employee directors will become fully vested, to the extent they are then outstanding and unvested, should a change in control of the Company occur. In general, other awards granted under the 2014 Plan will also become vested in connection with a change in control of the Company if the awards are to be terminated in connection with (and not continued or assumed following) the transaction.

Employee Stock Purchase Plan. The Company maintains the Employee Stock Purchase Plan (“ESPP”), which was adopted by the Board in September 2014 and approved by the Company’s stockholders in October 2014. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to the ESPP, we offer all eligible employees (as defined in the ESPP) the opportunity to purchase Shares at a price equal to 85% of the lesser of the fair market value of our common stock at the beginning or end of offering periods under the ESPP. Each offering period may be as short as three months or as long as twenty-seven months. The term of the ESPP expires October 16, 2024, if not terminated earlier by the Board. As of August 27, 2016, 1,103,770 Shares remained available for issuance under the ESPP.

The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

General. Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12.	Effects of the Offer on the Market for Shares; Registration Under the Exchange Act.

The purchase by us of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of our stockholders and may decrease the liquidity of the market for Shares. As a result, trading of a relatively small volume of the Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NASDAQ, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NASDAQ. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of Shares will not cause the Shares to be delisted from the NASDAQ. See Section 7.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares under the Offer pursuant to the terms of the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase Shares pursuant to the Offer that as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be delisted from the NASDAQ or will be eligible for deregistration under the Exchange Act.

13.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

14.	Certain United States Federal Income Tax Consequences.

The following summary describes certain material United States federal income tax consequences of the Offer to stockholders whose Shares are properly tendered and accepted for payment pursuant to the Offer. Those stockholders who do not participate in the Offer will not incur any United States federal income tax liability as a result of the Offer. This summary addresses only Shares held as “capital assets” within the meaning of Section 1221 (generally, property held for investment) of the Code. This summary does not address special situations including, without limitation, those of financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, regulated investment companies, real estate investment trusts, “S” corporations, partnerships or other pass-through entities (including entities treated as such for United States federal income tax purposes), United States expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction, United States persons that have a functional currency other than the United States dollar, controlled foreign corporations, passive foreign investment companies or persons who acquired Shares through the exercise of employee stock options or otherwise as compensation for services.

This summary does not address all aspects of United States federal income taxation and does not deal with all tax consequences that may be relevant to stockholders in light of their particular circumstances. Furthermore, this summary is based upon the provisions of the Code, the existing and proposed United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. This summary does not address any state, local or foreign tax consequences, or any United States federal tax consequences other than United States federal income tax consequences.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership, and partners in such partnership, should consult their tax advisors regarding the tax consequences of participating in the Offer.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER.

Consequences of the Offer to U.S. Holders.

The following is a summary of the United States federal income tax consequences that will apply to a U.S. Holder of Shares exchanged pursuant to the Offer. For purposes of this summary, a “U.S. Holder” is a beneficial owner of Shares that for United States federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. If an exchange of Shares for cash by a U.S. Holder pursuant to the Offer satisfies one of the three tests discussed below (the “Section 302 tests”) and is treated as a sale or exchange of such Shares for U.S. federal income tax purposes, the U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares purchased by us. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares at the time of the exchange exceeds one year. Specific limitations may apply to the deductibility of capital losses by a U.S. Holder. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered.

An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the (i) receipt of cash is “not essentially equivalent to a dividend” with respect to the U.S. Holder, (ii) exchange results in a “substantially disproportionate” reduction in the U.S. Holder’s equity interest in us, or (iii) exchange results in a “complete redemption” of the U.S. Holder’s equity interest in us. In determining whether any of these tests has been met, a U.S. Holder generally must take into account not only Shares it actually owns, but also Shares it constructively owns as determined under Section 318 of the Code (including Shares that may be acquired through options that it owns or Shares held by certain members of the U.S. Holder’s family). The rules of constructive ownership are complex and each U.S. Holder is urged to consult with its tax advisor regarding the application of such rules.

An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s stock interest in us. Whether such a meaningful reduction of the U.S. Holder’s stock interest in us results will depend on the U.S. Holder’s particular facts and circumstances. If, as a result of an exchange of Shares for cash pursuant to the Offer, a U.S. Holder whose relative stock interest in us is minimal (for example, less than 1%) and who exercises no control over our corporate affairs suffers any reduction in its proportionate stock interest (including any Shares constructively owned), the U.S. Holder generally should be regarded as having suffered a meaningful reduction in its stock interest in us.

Satisfaction of the “substantially disproportionate” test or “complete redemption” test is dependent upon satisfaction of the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will satisfy the “substantially disproportionate” test if (i) the percentage of such holder’s outstanding voting stock in us actually and constructively owned immediately following the exchange is less than 80% of the percentage of the outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the exchange, (ii) the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately before the exchange, and (iii) immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power in us. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will result in a “complete redemption” if either (i) all of the Shares actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer or (ii) all of the Shares actually owned by the U.S. Holder are exchanged for cash pursuant to the Offer and the U.S. Holder timely and properly waives the attribution of Shares constructively owned by the U.S. Holder in accordance with the procedures described in Section 302(c)(2) of the Code and the Treasury Regulations promulgated thereunder.

If a U.S. Holder’s exchange of Shares for cash pursuant to the Offer does not constitute a sale or exchange for U.S. federal income tax purposes, the receipt of cash by such U.S. Holder pursuant to the Offer will be treated as a distribution, and the U.S. Holder’s tax basis in the Shares exchanged generally will be added to any Shares retained by the U.S. Holder. The distribution will be treated as a dividend to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the U.S. Holder’s adjusted tax basis in its Shares, and if such U.S. Holder’s adjusted tax basis in its Shares is reduced to zero, then any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the Shares at the time of the exchange exceeds one year. Provided that minimum holding period requirements and other requirements are met, dividend income with respect to non-corporate U.S. Holders (including individuals) currently is eligible for a reduced rate of U.S. federal income taxation. If an exchange of Shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders are urged to consult their own tax advisors regarding (i) whether a dividends received deduction will be available to them and (ii) the application of Section 1059 of the Code in connection with the Offer.

We cannot predict whether a particular U.S. Holder will be subject to sale or exchange treatment or distribution treatment. If the Offer is oversubscribed, our purchase of Shares properly tendered by a U.S. Holder may be pro-rated. Thus, even if all of the Shares actually and constructively owned by a U.S. Holder are properly tendered, it is possible that not all of the Shares will be purchased by us, which in turn may affect the U.S. Holder’s ability to satisfy one of the Section 302 tests described above. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by us if any Shares so tendered are purchased.

Consequences of the Offer to Non-U.S. Holders.

The following is a summary of the United States federal income tax consequences that will apply to a Non-U.S. Holder of Shares exchanged pursuant to the Offer. A “Non-U.S. Holder” is a beneficial owner of Shares that is not a U.S. Holder.

The United States federal income tax treatment of our purchase of Shares from a Non-U.S. Holder pursuant to the Offer will depend on whether such holder is treated, based on the Non-U.S. Holder’s particular circumstances, as having sold the tendered Shares or as having received a distribution in respect of such Non-U.S. Holder’s Shares. The appropriate treatment of the purchase of Shares will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of Shares pursuant to the Offer in the case of U.S. Holders (see “Consequences of the Offer to U.S. Holders”).

If a Non-U.S. Holder’s sale of Shares pursuant to the Offer qualifies as a sale or exchange under any of the Section 302 tests described above, then any gain or loss recognized on the sale will be capital gain or loss. Any capital gain recognized by a Non-U.S. Holder will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business carried on in the United States by the Non-U.S. Holder (and if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met.

If a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, amounts received by such Non-U.S. Holder pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s Shares. In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or a reduced rate prescribed by an applicable income tax treaty) unless the dividend is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non- U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected income.

Withholding For Non-U.S. Holders. Because, as described above, we cannot predict whether any particular stockholder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-U.S. Holder participating in the Offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder or his or her agent, unless (i) an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such gross proceeds are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and (ii) the stockholder so certifies on the appropriate IRS Form W-8 as described below. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN (or suitable successor or substitute form). In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or suitable successor or substitute form). If tax is withheld, a Non-U.S. Holder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-U.S. Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of United States federal income tax withholding.

Non-U.S. Holders may be subject to income tax on the sale of Shares pursuant to the Offer, even if such holders would not be subject to tax if those same Shares were sold on the open market. In addition, Non-U.S. Holders may be subject to a 30% withholding tax on the sale of Shares pursuant to the Offer, even if the transaction is not subject to income tax. Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure.

Information Reporting and Backup Withholding.

Payments made to holders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, the Depositary will be required to backup withhold at the applicable statutory rate (currently 28%) on the purchase price paid to certain stockholders who are not “exempt recipients” pursuant to the Offer. To avoid such backup withholding, each such U.S. Holder must provide the Depositary with such stockholder’s taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding. Certain exempt recipients (including, among others, all corporations and certain Non-U.S. Holders) are not subject to these backup withholding requirements. For a Non-U.S. Holder to qualify for such exemption, such Non-U.S. Holder must submit an IRS Form W-8BEN (or other applicable IRS W-8 Form), signed under penalties of perjury, attesting to such Non-U.S. Holder’s exempt status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the stockholder’s United States federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current U.S. Treasury Regulations.

15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether any of the events set forth in Section 7 have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion and regardless of whether any of the events set forth in Section 7 have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the announcement of the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release through BusinessWire or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1). These rules and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•	we increase or decrease the price range to be paid for Shares, decrease the number of Shares being sought in the Offer, or increase the number of Shares being sought in the Offer by more than 2% of the outstanding Shares; and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15;

then, in each case, the Offer will be extended until the expiration of a period of at least ten business days after such announcement.

If we increase the number of Shares sought in the Offer by less than 2% of the outstanding Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See Section 1.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday, or United States Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.	Fees and Expenses.

We have retained Lazard Frères & Co. LLC to act as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Manager will receive a reasonable and customary fee for these services. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against liabilities in connection with the Offer.

Lazard Frères & Co. LLC and its affiliates have in the past provided, and in the future may provide, capital markets advice and investment banking services, for which services they have received, and would expect to receive, compensation from us.

Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Lazard Frères & Co. LLC and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including the Shares. In addition, the Dealer Manager and its affiliates may tender Shares into the Offer for their own account or for the accounts of their customers.

We have retained Georgeson LLC to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Instruction 7 of the Letter of Transmittal.

17.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning the Company.

You should rely only on the information contained in this Offer to Purchase and the Letter of Transmittal or to which we have referred you in this Offer to Purchase. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your Shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. Any recommendation or any such information or representation made by anyone else must not be relied upon as having been authorized by Resources, the Dealer Manager, the Depositary or the Information Agent.

RESOURCES CONNECTION, INC.

October 18, 2016

The Letter of Transmittal and certificates for Shares, and any other required documents, should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents to the Depositary by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand, express mail, courier, or other expedited service:

American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn. Reorganization Department	Attn. Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

Phone: Toll free (877) 248-6417 (718) 921-8317 Fax: (718) 234-5001

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Call Toll-Free: (866) 203-9357

Email: resourcesconnection@georgeson.com

The Dealer Manager for the Offer is:

Lazard Frères & Co. LLC

30 Rockefeller Plaza

New York, New York 10020

Call: (212) 632-1979

Call Toll Free: (877) 364-0850